Exhibit 10.28

Paul Arena
Chief Executive Officer
paul.arena@augme.com
Office: 212.710.9350
Mobile: 404.915.8449

November 2, 2011

VIA EMAIL

Mr. E. W. Purcell

Flat 6, 81 Queens Gate

London SW7 5JU

United Kingdom

Subject: Membership on the Board of Directors of Augme Technologies, Inc.

Dear Sandy:

I am pleased to inform you that yesterday the Board of Directors of Augme Technologies, Inc. (the “Board”) voted unanimously to approve your appointment to the Board as an independent director and also a member of the Audit Committee.  As discussed, in addition to your general duties as a member of the Board, you will make reasonable efforts to assist business related introductions, financial related matters (such as corporate finance and structuring), mergers & acquisitions and general corporate advice.

The Board also approved the following compensation package:

•                  You will receive a stock option grant of 300,000 unregistered options of common stock of the Company at an exercise price of $2.69 (which exercise price is not less than the closing price for Company stock on the date of Board approval of your appointment to the Board (November 2, 2011)), which options will vest 1/36th per month with a term of five (5) years, per the terms and conditions of the Company’s standard stock option agreement (which agreement includes accelerated (100%) vesting upon a Change in Control of the Company).  In addition, you will receive a quarterly stock option grant, commencing with the Company’s fiscal fourth quarter ending November 30, 2011, equal to six-thousand (6,000) options per quarter in which you are a member of the Board on the last day of the quarter, which options (a) shall have an exercise price equal to the 10-day trailing average closing price of the stock (from the last day of the quarter) with respect to the quarter for which the grant relates; and (b) shall have the same vesting period and term as described above.

•              In the event of a Transaction that closes while you are a member of the Board or during the six-month period following your removal from the Board, the Company shall compensate you in the event of a Transaction that closes while you are a member of the Board or during the six-month period following your removal from the Board:

(a)           you will receive a flat fee equal to one percent (1%) of the Aggregate Consideration of the net receivable by the Company or the Company’s shareholders exclusive of any associated costs or related expenses in connection with such Transaction (the “Transaction Fee”).  For purposes of the previous sentence,  (i) “Transaction” shall mean any transaction or related series or combination of transactions whereby, directly or indirectly, control of the Company or all or substantially all of the Company’s business or assets is acquired in a sale or exchange of stock, merger, consolidation or other business combination, sale or exclusive license of assets or similar transaction(s); and (ii) “Aggregate Consideration” shall mean (a) the amount of all consideration (whether in the form of cash, securities, or other property) directly or indirectly received or receivable by the Company or its shareholders in any Transaction, including any amounts committed by any party to a Transaction to be paid to the Company after any closing date (provided that the Transaction Fee shall not be payable unless and until such time as such committed, conditioned or contingent consideration is actually received by the Company) plus (b) options, warrants or other securities conferring the option to invest additional capital by any party to a Transaction (provided that the Transaction Fee shall not be payable unless and until such time as such options, warrants or other securities result in consideration actually being received by the Company), plus (c) without duplication, the total amount of indebtedness assumed by, repaid, refinanced or otherwise transferred (or any commitment to do so) in connection with a Transaction; and

(b)           you will receive one-percent (1%) Transaction Fee for your participation in the realization of the monetization of the Company’s intellectual property either through: a)  a settlement agreement; b)  license agreement (except for licenses entered into in the ordinary course of the Company’s business); or c) asset sale during the period of directorship and extending six months thereafter.

•                  You will be entitled to reimbursement for reasonable out of pocket expenses related to your service for the Board, subject to the terms and conditions of the Company’s expense reimbursement policies, including the requirement that you provide an appropriate receipt for each expenditure for which reimbursement is sought.

* * *

This is an important time in the life of the Company and we hope you chose to accept this appointment.

Very truly yours,

Paul R. Arena
Chairman of the Board of Directors
Augme Technologies, Inc.

ACCEPTED BY:

ERNEST. W. PURCELL

cc: Board of Directors, Augme Technologies, Inc.